EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Darden Restaurants, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-213992) on Form S-3 and (No. 333-207061, No. 333-207060, No. 333‑191490, No. 333‑178876, No. 333‑57410, No. 333‑105056, No. 333‑124363, No. 333‑122560, No. 333‑148260, No. 333‑146464, No. 333‑156557, No. 333‑169788) on Form S-8 of Darden Restaurants, Inc. of our reports dated July 21, 2017, with respect to the consolidated balance sheets of Darden Restaurants, Inc. as of May 28, 2017 and May 29, 2016, and the related consolidated statements of earnings, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended May 28, 2017, and the effectiveness of internal control over financial reporting as of May 28, 2017, which reports appears in the May 28, 2017 annual report on Form 10‑K of Darden Restaurants, Inc. Our report dated July 21, 2017, on the effectiveness of internal control over financial reporting as of May 28, 2017, contains an explanatory paragraph relating to the exclusion from management’s assessment of and from our evaluation of Darden Restaurants, Inc.’s internal control over financial reporting associated with the acquisition of Cheddar’s Scratch Kitchen.

/s/ KPMG LLP
Orlando, Florida
July 21, 2017
Certified Public Accountants